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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] no longer Subject                                                                                   |Expires: January 31, 2005 |
    to Section 16.                                                                                      |Estimated average burden  |
                                                                                                        |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
-----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all Applicable)         |
| MARY A. ERICKSON                       | GOLDEN EAGLE INTERNATIONAL, INC.               |                                        |
| GOLDEN EAGLE MINERAL HOLDINGS, INC.    | (MYNG)                                         |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for Month/  |    Officer            X  Other         |
|                                        |   Number of Reporting |  Year                  |---(give title below) ---(Specify below)|
|                                        |   Person (Voluntary)  |                        |                                        |
|                                        |                       | SEPT. 17-18, 2002      | COULD BE CONSIDERED 10% SHAREHOLDER    |
| 10901 PARKER VISTA ROAD                |                       |                        | IN AGGREGATE WITH FAMILY TRUST         |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        |    Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        | X  Form filed by More than One         |
|     PARKER           CO       80138    |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security      |2.Trans- |2A.     |3.Trans. |4.Securities Acquired (A) or   |5.Amount of      |6.    |7.Nature of       |
|  (Instr. 3)             |  action |Deemed  |  action |  Disposed of (D)              |  Securities     |Owner.|  Indirect        |
|                         |  Date   |Execu-  |  Code   |                               |  Beneficially   |ship  |  Beneficial      |
|                         | (Month/ |tion    |(Instr.8)|  (Instr. 3, 4, & 5)           |  Owned Following|Form  |  Ownership       |
|                         |  Day/   |Date,   |-------- |-------------------------------|  Reported       |(D)   |  (Instr. 4)      |
|                         |  Year)  |if any. |     |   |                |(A) |         |  Transaction(s) |or    |                  |
|                         |         |(M/D/Y) |Code | V |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------| -----------------
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|   COMMON                | 9-17    | 9-17   | S   |   |   20,000       | D  | .2914   | 14,030,000      | D    |   TRUSTS         |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|   COMMON                | 9-18    | 9-18   | S   |   |   20,000       | D  | .30     | 14,010,000      | D    |   TRUSTS         |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|


Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                       PAGE:  1 OF 2





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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)


------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.     |4.Trans- |5.Number of        |6.Date         |7.Title and Amount |8.Price |9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans- |  action |  Derivative       |Exercisable    |  of Underlying    |of Deriv|  of      |Own.|   of     |
|Security  |Exercise |action |  Code   |  Securities       |and            |  Securities       |Security|Derivative|Form|Indirect  |
|(Instr. 3)|Price of |Date   |(Instr.8)|  Acquired (A) or  |Expiration     |  (Instr. 3 & 4)   |(Instr5)|Securities|of  |Beneficial|
|          |Deriva-  |       |         |  Disposed of (D)  |Date           |                   |        |Benefi-   |Deri|Ownership |
|          |tive     |(Month/|         |  (Instr. 3, 4 & 5)|(Month/Day/    |                   |        |cially    |Sec.|(Instr. 4)|
|          |Security | Day/  |         |                   | Year)         |                   |        |Owned at  |Dir.|          |
|          |         | Year) |         |                   |---------------|-------------------|        |End of    |(D) |          |
|          |         |       |         |                   |Date   |       |         |Amount or|        |Month     |or  |          |
|          |         |       |---------|-------------------|Exer-  |Expir- | Title   |Number of|        |(Instr. 4)|Ind.|          |
|          |         |       |Code| V  |    (A)   |    (D) |cis-   |ation  |         |Shares   |        |          |(I) |          |
|          |         |       |    |    |          |        |able   |Date   |         |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-------|------ |---------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |       |       |         |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-------|------ |---------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |       |       |         |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-------|------ |---------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |       |       |         |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-------|------ |---------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |       |       |         |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-------|------ |---------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |       |       |         |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-------|------ |---------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |       |       |         |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-------|------ |---------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |       |       |         |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-------|------ |---------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |       |       |         |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-------|------ |---------|---------|--------|----------|----|----------|

Explanation of Responses:







             /S/ MARY A ERICKSON                                                           9/18/02
           ----------------------------------------------                          ----------------------
                 **Signature of Reporting Person                                            Date




       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.



















                                                                                              PAGE:  2 OF 2

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